Exhibit 10.11

NAME USE AGREEMENT

Agreement made this 1st day of July, 1996, by and between Phoenix Duff & Phelps Corporation, a Delaware corporation (“PDP”), and Duff & Phelps, LLC. a Delaware limited liability corporation (“Buyer”).

WHEREAS, concurrently with the execution of this Agreement, PDP has sold substantially all of the assets of Duff & Phelps Capital Markets Co., a wholly-owned subsidiary of PDP (“DPCM”), to Buyer; and

WHEREAS, Buyer desires to continue using the name Duff & Phelps in connection with its investment banking business and PDP is willing to allow such use of the name Duff & Phelps for the consideration herein described.

NOW, THEREFORE, the parties hereto agree as follows:

1.             Definitions. In this Agreement the following terms have the meanings set forth below:

“Affiliate” of any Person means any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person.

“Credit Rating” means a letter, number, symbol, description, phrase or other indicator denoting a level of credit quality, an assessment of credit related elements, an evaluation of a debtor’s ability to perform or an insurance company’s claims paying ability. A Credit Rating may be assigned to debt or similar obligations (including but not limited to corporate, municipal, sovereign, asset backed or other structured obligations, commercial properties, residential mortgages, partnerships and individuals), preferred stock, claims paying ability of insurance companies, guaranty companies, bonding or similar companies where the ability to perform or a Credit Rating element is involved. A Credit Rating is not a recommendation to buy, sell or hold a security or other obligation. A Credit Rating may be a preliminary or final indicator of credit quality.

“Credit Rating Business” means communicating in verbal, printed, or electronic form Credit Ratings, whether or not such Credit Rating is paid for, and analysis, reports, or publicity that explains the Credit Rating, discusses what consideration or factors were utilized at arriving at the Credit Rating or explains the risk factors that may be included or excluded from the Credit Rating. Credit Rating Business also means any business customarily conducted by any Nationally Recognized Statistical Rating Organization or a like organization in direct competition with the Credit Rating Business of Duff & Phelps Credit Rating Co. (“DCR”).

“Investment Banking Business” means providing capital raising, merger and acquisition services, corporate valuations, fairness opinions. strategic financial consulting, capital adequacy opinions, research for unaffiliated parties and brokerage services, including, without limitation, forming and managing investment vehicles for private debt and equity transactions.

“Name” means “Duff & Phelps” or “Duff” and “Phelps” used singly, or the registered trademark referred to in Section 7 hereof, or the letters “DP” , other than in the form of such registered trademark, when used in conjunction with the name “Duff & Phelps.”

“Person” means any natural person, corporation, partnership, trust, association, governmental authority or unit, or any other entity, whether acting in an individual, fiduciary or other capacity.

2.             Grant of Right To Use Name. Subject to the terms and conditions of this Agreement, PDP hereby grants to Buyer the right to use the Name. Said right is exclusive to Buyer and its Affiliates for an Investment Banking Business meaning that PDP and its Affiliates will not use the Name or any derivation thereof in connection with an Investment Banking Business or grant to others the right to use the Name or any derivation thereof in connection with an Investment Banking Business. Buyer may only use the Name in connection with an Investment Banking Business and may not use the Name or any derivation thereof in connection with any other business, including, but not limited to, any type of business being conducted by PDP, or any of its Affiliates other than DPCM or Duff & Phelps Securities Co., on the date of this Agreement or any type of Credit Rating Business.

3.             Fee For Right To Use Name. During the initial term of this license, Buyer will pay to PDP a fee of One Million Dollars ($1,000,000), which shall be payable in arrears in 40 equal quarterly installments on the last day of each calendar quarter. During the Option Term of this license, Buyer will pay to PDP a fee at the annual rate of Ten Thousand Dollars ($ 10,000), which shall be payable in arrears in equal quarterly installments on the last day of each calendar quarter. The fee provided for herein shall be payable whether or not Buyer uses the Name.

4.             Infringement. PDP represents and warrants to Buyer that it is the owner of and has the exclusive right to use the Name, except as provided in a license granted to DCR to use the Name in connection with its Credit Rating Business. The execution, delivery and performance of this Agreement by PDP does not conflict with such license granted to DCR. There are no claims pending or, to PDP’s knowledge, threatened that PDP is in violation of any intangible property rights of any third party with respect to the use of the Name. Buyer hereby acknowledges that Duff & Phelps/Inverness LLC is presently using the Name in connection with an Investment Banking Business and that such use does not violate this Agreement. PDP shall within 60 days of the date hereof cause the name of Duff & Phelps/Inverness LLC to be changed to a name not containing the Name.

5.             Use of Name. During the term of this license, Buyer shall comply with all laws and regulations of the jurisdictions where the Name is used which pertain to the Investment Banking Business and shall use the Name in accordance with accepted practices in the industry. During the term of this license, in the event that PDP. does not approve of any particular use of the Name by Buyer, then PDP will specify the basis for such disapproval in writing, and PDP and Buyer will in good faith attempt to resolve any disapproved use of the Name.

The use of the Name by Buyer in connection with the Investment Banking Business shall inure to the benefit of PDP. PDP shall have the exclusive right to obtain registration of the Name in the United States Patent and Trademark Office and elsewhere in the United States and throughout the world and PDP agrees to maintain such registration and any other registration which Buyer may request upon Buyer’s agreement to pay the expense therefor. Buyer, upon request from PDP, shall execute whatever documents are necessary from time to time to effectuate the obtaining and maintaining of all such registrations by PDP of the Name. Buyer admits the value of the publicity, reputation and goodwill associated with the Name and acknowledges that such goodwill belongs to PDP and that PDP has acquired a secondary meaning and an established identity in the mind of the purchasing public in the Name. Buyer agrees that the present license shall not be construed as an assignment of any service mark rights to Buyer.

6.             Term. The initial term of this license shall terminate on June 30, 2006. Provided Buyer is not in material default hereunder, this Agreement shall automatically extend for additional successive one-year terms (the “Option Term”) unless Buyer shall provide PDP notice of its desire to terminate this Agreement not less than 30 days prior to expiration of the initial or any option term hereof. All of the terms and conditions of this Agreement applicable to the initial term shall be applicable during the Option Term.

PDP has the right to terminate the license granted under this Agreement upon 60 days advance written notice in the event Buyer breaches any material promise or agreement made herein and fails to cure or remedy such material breach during such 60 day period. Any such notice shall specify the breach and the actions necessary to remedy such breach. Any such termination shall be without prejudice to any other rights of PDP, including the right to damages and/or equitable relief. Upon termination and/or expiration of this license, for any reason, Buyer and its Affiliates will promptly discontinue the use of the Name, whether as a service mark, a trade name or a corporate name, and will not resume the use of same or adopt any colorable imitation thereof. In addition, if a trade name or company name that incorporates the Name is registered or otherwise recorded with any governmental authority or other entity, Buyer will execute any instruments and take all steps requested by PDP which are necessary to accomplish or confirm the change in trade name or company name required by this paragraph, including, but not limited to, instruments amending or canceling the trade name or company name registration or recordation, if any, of Buyer and any telephone directory or trade directory listing including the Name. Where permitted by law, automatically and without further act or instrument, PDP shall have power of attorney to execute and record said instruments with the appropriate governmental authorities on behalf of Buyer.

7.             Right To Use Registered Trademark. Buyer shall have the right to use the following trademark:

DP (Stylized Letters)                               Reg. No. 1,598,522

Buyer shall have the right to use the Name written in any script or type of print and to adopt any other logo using the Name or the letters DP, when used in Conjunction with the name “Duff & Phelps.”

8.             Binding Effect and Assignment. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto. Buyer shall not assign the right to use the Name to anyone other than an Affiliate of Buyer, which assignment if made, shall be subject to all the terms and conditions of this Agreement.

9.             Severability. The invalidity of any provision of this Agreement as determined by a court of competent jurisdiction in no way shall affect the validity of any other provision hereof.

10.           Captions. Section captions are not a part hereof and are merely for the convenience of the parties.

11.           Choice of Law. This Agreement shall be governed by the laws of the State of Illinois without reference to the conflict or choice of law provisions thereof.

12.           Amendment. This Agreement may not be amended without the express written agreement of all parties hereto.

13.           Notices. All notices under this Agreement must be in writing and delivered personally or sent by United States mail, postage prepaid, or telecopier, addressed as follows, except that any party by written notice given as aforesaid, may change its address for subsequent notices to be given hereunder.

(a)           Phoenix Duff & Phelps Corporation

56 Prospect Street

Hartford, Connecticut 06115

Attention: Philip R. McLoughlin

Telecopier No: (860) 275-5543

With a copy to:

Thomas N. Steenburg

Phoenix Duff & Phelps Corporation

56 Prospect Street

Hartford, Connecticut 06115

(b)           Duff & Phelps, LLC

55 East Monroe Street

Chicago, Illinois 60603

Attention: Chester A. Gougis

Telecopier No: (312) 263-5359

14.           Specific Performance. The parties acknowledge and agree that performance of their respective obligations hereunder will confer a unique benefit on the other and that a failure of performance will not be compensable by money damages. The parties therefore agree that this Agreement shall be specifically enforceable and that specific enforcement and injunctive relief shall be available to either party for any breach of any agreement, covenant or representation of the other party hereunder.

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto on the date first above written.

PHOENIX DUFF & PHELPS CORPORATION

By:	/s/ William R. Moyer
William R. Moyer
Title:	Senior Vice President and Chief Financial Officer

DUFF & PHELPS, LLC

By:	/s/ Chester A. Gougis
Chester A. Gougis
Title:	Chief Executive Officer and Manager